Exhibit 99.(d)(30)

NINTH AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

          AMENDMENT, dated August 1, 2009, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the agreement between the Trust and its distributor, Teachers Personal Investors Services, Inc. (“TPIS”), to suspend payments under the Retail Class Rule 12b-1 distribution plans has been terminated effective August 1, 2009; and

          WHEREAS, effective August 1, 2009, the Trust will now begin reimbursing TPIS for providing or facilitating the provision of distribution and shareholders services to series of the Trust that offer Retail Class shares (the “Funds”) in accordance with the terms of the applicable distribution plans; and

          WHEREAS, such reimbursements will raise the gross total expenses of the Retail Class of the Funds, requiring the reimbursement levels agreed to by Advisors and the Trust to change to take these new expenses into account; and

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	Section 1 of the Agreement shall be replaced in its entirely by the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006. With respect to the Subject Funds that are managed to an index (set forth on Exhibit A as the “Index Funds”), this Agreement shall continue in force until the close of business on April 30, 2010. This Agreement shall continue in force for all other Subject Funds until the close of business on January 31, 2010. The Agreement may be terminated earlier than the dates specified above upon written agreement by the parties hereto.

2.	Effective August 1, 2009 Exhibit B should be replaced in its entirety with the following:

	Institutional Cl	Retirement Cl	Retail Cl

Growth & Income Fund	0.52%	0.77%	0.91%
International Equity Fund	0.60%	0.85%	0.99%
Large-Cap Growth Fund	0.52%	0.77%	0.91%
Large-Cap Value Fund	0.52%	0.77%	0.91%
Mid-Cap Growth Fund	0.55%	0.80%	0.94%
Mid-Cap Value Fund	0.55%	0.80%	0.94%
Small-Cap Equity Fund	0.55%	0.80%	0.94%
Large-Cap Growth Index Fund	0.09%	0.34%	N/A
Large-Cap Value Index Fund	0.09%	0.34%	N/A

Equity Index Fund	0.09%	0.34%	0.48%
S&P 500 Index Fund	0.09%	0.34%	N/A
Small-Cap Blend Index Fund	0.09%	0.34%	N/A
International Equity Index Fund	0.15%	0.40%	N/A
Social Choice Equity Fund	0.22%	0.47%	0.61%
Real Estate Securities Fund	0.57%	0.82%	0.96%
Managed Allocation Fund	0.00%	0.25%	0.25%
Bond Fund	0.35%	0.60%	0.70%
Bond Plus Fund	0.35%	0.60%	0.70%
Short-Term Bond Fund	0.30%	0.55%	0.65%
High-Yield Fund	0.40%	0.65%	0.75%
Tax-Exempt Bond Fund	0.35%	N/A	0.70%
Inflation-Linked Bond Fund	0.35%	0.60%	0.70%
Money Market Fund	0.15%	0.40%	0.50%
Enhanced Large-Cap Growth Index Fund	0.40%	N/A	N/A
Enhanced Large-Cap Value Index Fund	0.40%	N/A	N/A
Enhanced International Equity Index Fund	0.55%	N/A	N/A
Lifecycle 2010 Fund	0.00%	0.25%	N/A
Lifecycle 2015 Fund	0.00%	0.25%	N/A
Lifecycle 2020 Fund	0.00%	0.25%	N/A
Lifecycle 2025 Fund	0.00%	0.25%	N/A
Lifecycle 2030 Fund	0.00%	0.25%	N/A
Lifecycle 2035 Fund	0.00%	0.25%	N/A
Lifecycle 2040 Fund	0.00%	0.25%	N/A
Lifecycle 2045 Fund	0.00%	0.25%	N/A
Lifecycle 2050 Fund	0.00%	0.25%	N/A
Lifecycle Retirement Income Fund	0.00%	0.25%	0.25%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By: Phillip G. Goff
Title: Treasurer

TEACHERS ADVISORS, INC.

By: Carol Deckbar
Title: Senior Vice President